Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q1 RESULTS

EXCEEDS OUTLOOK FOR NET SALES AND EPS

2022 EPS TO LOW END OF 4 to 8% RANGE, REFLECTING HIGHER INFLATION

2022 First Quarter Results	2022 Full Year Outlook
• Net Sales +4.7%: Domestic +5.6%, Int’l -0.8%, SPD +9.2% • Organic sales +2.7%: Domestic +2.7%, Int’l +0.3%, SPD +9.2% • EPS $0.83, flat vs prior year Adjusted EPS ¹	• Net Sales growth +5% to +8%; Organic Sales +3% to +6%¹ • Reported EPS growth -5% to -2%, Adjusted EPS +4% to+8%¹ • Cash from operations ~$920 million [2]

EWING, NJ, APRIL 28, 2022 – Church & Dwight Co., Inc. (NYSE: CHD) today announced first quarter net sales grew 4.7% to $1,297.2 million. The Company continues to experience strong consumer demand for many of its products. Organic sales grew 2.7%driven by positive product mix and pricing of 7.8% offset by a volume decline of -5.1%, which reflects the impact of continued supply chain disruption and pricing elasticities.1

First quarter 2022 EPS was $0.83; a decline of 5.7% compared to 2021 reported EPS and flat versus prior year adjusted EPS.1First quarter EPS exceeded the Company’s outlook of $0.75.

Matthew Farrell, Chief Executive Officer, commented, “Even with our ongoing supply chain challenges, our brands once again experienced strong consumption in Q1 2022. In the U.S. we grew consumption in 11 of the 17 categories in which we compete. Seven of our brands experienced double-digit consumption growth including ARM & HAMMER™Scent Boosters, ARM & HAMMER™Baking Soda, ARM & HAMMER™Clumping Litter, BATISTE™dry shampoo, WATERPIK™ Water Flossers, ZICAM™zinc supplements and THERABREATH™ mouthwash. This demonstrates the strength of our brands as we gained share on 7 of the 14 power brands.”

“Our International business had flat organic sales in Q1 as broader supply chain disruption suppressed consumption across many countries and laundry portfolio decisions reduced sales in Canada. In our Specialty Products business, organic sales grew 9% primarily due to strength in the animal and food production segment.”

“The Company experienced significant inflation in Q1 2022. Recently, we are seeing additional pressures related to rising oil and diesel prices. Looking forward, we expect input and transportation costs to remain elevated and we now expect an additional $85 million of cost increases in 2022 vs prior expectations. Over the last twelve months, the Company raised prices on 80% of its global portfolio of brands. As costs continue to rise, we recently announced another round of pricing on our Fabric Care and Litter products which will be effective in July of this year. In addition to pricing, we are pursuing additional measures to offset these higher than expected costs thru productivity and pack size changes. For example, in laundry we have now concentrated our laundry portfolio by approximately 10%. Concentration is beneficial for consumers, retailers, and the environment.”

“Our recent acquisitions continue to do well, with both ZICAM™and THERABREATH™experiencing double-digit consumption growth, increasing distribution, and gaining share. We expect THERABREATH™ to be fully integrated by the end of 2022 and we continue to pursue accretive acquisitions that meet our strict criteria.”

First Quarter Review

Consumer Domestic net sales were $995.1 million, a $52.7 million or 5.6% increase versus prior year driven by both household and personal care sales growth. Organic sales increased 2.7%¹ due to price and product mix (+8.7%), offset by volume (-6.0%). Growth was led by ZICAM™ zinc supplements, OXICLEAN™ Versatile Stain Remover, BATISTE™ dry shampoo, ARM & HAMMER™Cat Litter and ARM & HAMMER™Liquid Detergent, offset by declines in FLAWLESS™, WATERPIK™ Shower Heads, and XTRA™liquid detergent.

Consumer International net sales were $214.6 million, a $1.8 million or 0.8% decrease. Foreign currency exchange rates negatively impacted sales by -1.9%. Organic sales increased 0.3%¹ due to higher pricing/mix (+3.9%) offset by volume (-3.6%). Q1 organic sales were primarily driven by STERIMAR™, BATISTE™, OXICLEAN™, and VMS in the Global Markets Group (GMG) business. Organic sales growth was negatively impacted by international supply chain issues and laundry portfolio decisions in Canada.

Specialty Products net sales were $87.5 million, a $7.4 million or 9.2% increase. Organic sales also increased 9.2%¹ primarily due to higher price/mix (+8.1%). Dairy and Specialty Chemicals sales were up, with a significant contribution from pricing in reaction to inflationary pressure.

Gross margin decreased 190 basis points to 42.6% due to the impact of higher manufacturing costs, net of improved pricing, productivity and favorable mix.

Marketing expense was $101.9 million, which was $3.2 million higher vs prior year. Marketing expense as a percentage of net sales decreased 10 basis points to 7.9%.

Selling, general, and administrative expense (SG&A)was $169.9 million or 13.1% of net sales, a 100 basis points increase as a percent of net sales on a reported basis, and a 50 basis points decrease on an adjusted basis.1

Income from Operations was $280.7 million or 21.6% of net sales compared to 24.4% in Q1 2021.

Other Expense of $14.5 million increased $2.9 million due to higher interest expense resulting from higher average debt outstanding.

The effective tax rate declined to 23.2% compared to 24.2% in 2021. The decrease is due to higher stock option exercises.

Operating Cash Flow

For Q1 2022, cash from operating activities was $152.8 million, an increase of $52.6 million as improvements in working capital were partially offset by lower cash earnings. We continue to expect full year cash flow from operations to be approximately $920 million as we increase safety stock inventory levels. Capital expenditures for Q1 were $15.6 million, a $10.7 million decrease from the prior year as manufacturing delays impact capital spending. We continue to expect $200 million of capital expenditures for the full year.

On March 31, 2022, cash on hand was $174.4 million, while total debt was $2.4 billion.

2022 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success. We are excited about our new product launches in 2022.

The VITAFUSION™ brand has launched 2 in 1 Bi-Layer Gummies, which brings two benefits to the consumer (Multi vitamin + Immune / Beauty). The ZICAM™ brand is launching the first immune supplement gummies for daily and nighttime immune support with Zinc + Vitamins C&D.

The TROJAN™ brand is launching two new condoms, TROJAN™ ULTRAFIT ™, and TROJAN™ BARESKIN RAW™.

The BATISTE® brand is launching a Leave-in Hair Mask, which nourishes the hair and moisturizes without any rinsing needed. Additionally, FLAWLESS™ continues to capitalize on the At-Home Beauty and self-care trends with a FLAWLESS™ Bikini line.

We are entering a new segment with ARM & HAMMER™ Baby Hypoallergenic Detergent, which has zero preservatives, phosphates or dyes. It is EPA Safer Choice certified and gentler on baby’s skin.

We are expanding ARM & HAMMER™ Forever Fresh Clumping Cat Litter, leveraging the growing trend of Essential Oils in providing long lasting odor control and freshness.

THERABREATH™ launched a Whitening Rinse to complement the existing line and address a growing need in the category.”

Outlook for 2022

Mr. Farrell stated, “We expect 2022 to be another strong year for our brands. We continue to expect full year 2022 reported sales growth to be approximately 5% to 8% and organic sales growth to be approximately 3% to 6%.”

Mr. Farrell continued, “We now expect $85 million of incremental cost inflation in 2022 compared to our expectations in January ($240 million vs $155 million). These incremental costs are primarily related to higher oil and transportation costs. As a result of this rapidly changing environment, we expect to experience higher inflation at a faster rate than our price increases take effect. We remain committed to offsetting inflation with price, laundry concentration, and productivity efforts.”

“Reflecting the impact of higher cost inflation, we now expect EPS to be at 4%, the low end of our 4-8% range. The year over year increase in EPS is driven by operating income growth of 10%+, partially offset by an increase in our effective tax rate. We expect the 2022 effective tax rate to be 23%, an increase of 320 basis points. Both EPS and Net Sales expectations are influenced by the timing of supply chain improvements and consumer demand. We continue to believe supply issues will begin to abate in the back half of 2022 for most of our brands. We believe the Company is well positioned for a potential recessionary environment given that 40% of our portfolio is considered value products.”

“We continue to anticipate full year reported gross margin to be down versus 2021, as we expect inflation to be partially offset by pricing and productivity. To the extent supply chain issues abate in the second half of 2022, we would expect promotional levels to normalize back to historical levels. Marketing spend in dollars is expected to increase in 2022.”

“For Q2, we expect reported sales growth of approximately 5 to 6%, organic sales growth of approximately 3 to 4%¹, and gross margin contraction of 200 bps. As a result we expect EPS of $0.70 per share, an 8% decrease from last year’s adjusted Q2 EPS.¹ ”

¹ See non-GAAP reporting reconciliations included at the end of this release. Except for organic sales, the Company’s 2022 results and outlook do not include adjustments from reported amounts.

2 The Company’s 2022 cash flow from operations outlook does not include any operating cash flow impact from the settlement of hedges related to anticipated debt issuances since the value of the hedges are highly dependent on interest rate movements which we are unable to provide without unreasonable effort.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss first quarter 2022 results on April 28, 2022 at 10:00 a.m. (ET). The presentation will broadcast online at investor.churchdwight.com/investors/news-events. For “listen only”, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 7619748. A replay will be available two hours after the call and until May 5, 2022 at 855-859-2056 using the same access code.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER™, TROJAN™, OXICLEAN™, SPINBRUSH™, FIRST RESPONSE™, NAIR™, ORAJEL™, XTRA™, L’IL CRITTERS™and VITAFUSION™, BATISTE™, WATERPIK™, FLAWLESS™, ZICAM™and THERABREATH™. These fourteen key brands represent approximately 80% of the Company’s products sales. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2021, our continued progress earned public recognition, including the 2021 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2021 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2021 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact on the global economy of the military conflict between Russia and Ukraine, including the impact of export controls and other economic sanctions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices or other inflationary pressures , including as a result of the military conflict between Russia and Ukraine; delays and increased costs in manufacturing or distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2022	March 31, 2021
Net Sales	$1,297.2	$1,238.9
Cost of sales	744.7	688.0
Gross Profit	552.5	550.9
Marketing expenses	101.9	98.7
Selling, general and administrative expenses	169.9	149.6
Income from Operations	280.7	302.6
Equity in earnings of affiliates	2.4	2.6
Other income (expense), net	(16.9)	(14.2)
Income before Income Taxes	266.2	291.0
Income taxes	61.8	70.3
Net Income	$204.4	$220.7
Net Income per share - Basic	$0.84	$0.90
Net Income per share - Diluted	$0.83	$0.88
Dividends per share	$0.26	$0.25
Weighted average shares outstanding - Basic	242.6	245.2
Weighted average shares outstanding - Diluted	246.7	249.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and Cash Equivalents	$174.4	$240.6
Accounts Receivable	407.1	405.5
Inventories	598.8	535.4
Other Current Assets	41.5	51.9
Total Current Assets	1,221.8	1,233.4
Property, Plant and Equipment (Net)	653.2	652.7
Equity Investment in Affiliates	10.8	9.1
Trade Names and Other Intangibles	3,464.7	3,494.3
Goodwill	2,273.8	2,274.5
Other Long-Term Assets	316.9	332.5
Total Assets	$7,941.2	$7,996.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$103.0	$252.8
Current portion of Long-Term debt	699.7	699.4
Other Current Liabilities	1,068.9	1,123.0
Total Current Liabilities	1,871.6	2,075.2
Long-Term Debt	1,611.2	1,610.7
Other Long-Term Liabilities	1,055.5	1,077.4
Stockholders’ Equity	3,402.9	3,233.2
Total Liabilities and Stockholders’ Equity	$7,941.2	$7,996.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2022	March 31, 2021

Net Income	$204.4	$220.7

Depreciation and amortization	53.7	54.9
Change in fair value of business acquisition liabilities	-	(19.0)
Deferred income taxes	(1.0)	8.1
Non-cash compensation	2.9	3.1
Other	(3.1)	0.8
Subtotal	256.9	268.6

Changes in assets and liabilities:
Accounts receivable	(1.8)	(8.3)
Inventories	(63.7)	(46.3)
Other current assets	3.1	1.9
Accounts payable and accrued expenses	(95.2)	(168.1)
Income taxes payable	57.6	55.0
Other	(4.1)	(2.6)
Net cash from operating activities	152.8	100.2

Capital expenditures	(15.6)	(26.3)
Other	(0.1)	(3.7)
Net cash (used in) investing activities	(15.7)	(30.0)

Net change in short-term debt	(149.9)	(69.0)
Payment of cash dividends	(63.7)	(61.9)
Proceeds from stock option exercises	11.0	5.9
Net cash (used in) financing activities	(202.6)	(125.0)

F/X impact on cash	(0.7)	(0.8)

Net change in cash and cash equivalents	$(66.2)	$(55.6)

2022 and 2021 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2022	3/31/2021	Change
Household Products	$520.5	$495.2	5.1%
Personal Care Products	474.6	447.2	6.1%
Consumer Domestic	$995.1	$942.4	5.6%
Consumer International	214.6	216.4	-0.8%
Total Consumer Net Sales	$1,209.7	$1,158.8	4.4%
Specialty Products Division	87.5	80.1	9.2%
Total Net Sales	$1,297.2	$1,238.9	4.7%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2022

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.7%	4.4%	5.6%	-0.8%	9.2%
Less:
Acquisitions	2.3%	2.5%	2.9%	0.8%	0.0%
Add:
FX / Other	0.3%	0.4%	0.0%	1.9%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	2.7%	2.3%	2.7%	0.3%	9.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended March 31, 2022		For the quarter ended March 31, 2021		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$169.9	13.1%	$149.6	12.1%	100	bps
Flawless Earn-Out Adjustment	-	0.0%	19.0	1.5%	-150	bps
SG&A - Adjusted (non-GAAP)	$169.9	13.1%	$168.6	13.6%	-50	bps

	For the quarter ended March 31, 2022		For the quarter ended March 31, 2021		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$280.7	21.6%	$302.6	24.4%	-280	bps
Flawless Earn-Out Adjustment	-	0.0%	-19.0	-1.5%	150	bps
Income From Operations - Adjusted (non-GAAP)	$280.7	21.6%	$283.6	22.9%	-130	bps

	For the quarter ended March 31, 2022		For the quarter ended March 31, 2021		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.83		$0.88		-5.7%
Flawless Earn-Out Adjustment	-		-0.05
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.83		$0.83		0.0%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	June 30, 2022	December 31, 2022
Reported Sales Growth	5.5%	6.5%
Less: Acquisition	-2.0%	-2.0%
Add: FX / Other	0.0%	0.0%

Organic Sales Growth	3.5%	4.5%